EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Continental Airlines, Inc. (the "Company") for the registration of its $1.8 billion of Continental Airlines, Inc. Pass Through Certificates and to the incorporation by reference therein of our report dated January 16, 2001 (except Note 16, as to which the date is January 22, 2001), with respect to the consolidated financial statements and our report dated January 16, 2001 with respect to the financial statement schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP


Houston, Texas
March 14, 2001